EXHIBIT 99.1

News Release

Operations leadership changes announced at Ashland

WILMINGTON, Del., July 14, 2025 -- Ashland Inc. (NYSE: ASH) announced today that Karl Bostaph, senior vice president, operations will retire on October 1, 2025.

Bostaph joined Hercules in 1990 which was acquired by Ashland in 2008. Over the course of his career at Ashland, Bostaph held roles in Research and Development, Quality, Engineering and Process Technology, and Manufacturing at multiple U.S. locations. He also spent a portion of his career at manufacturing facilities outside of the United States (US) in several regional and global leadership positions.

Last year, Bostaph led operations as the company finalized its portfolio optimization initiatives, and most recently led the Ashland operations teams through a high-impact footprint optimization initiative.

To ensure a flawless transition, effective immediately, Wayne Muil, global director, operations, specialty additives, assumes the role of senior vice president, operations, reporting to Guillermo Novo, chair and chief executive officer, Ashland.

Until his retirement, Bostaph will serve as a special advisor for operations, working with Muil. Together they will ensure no disruption for customers and a seamless passage for operations and commercial business teams.

Muil joined Ashland in 2024. He is a globally experienced operations executive with more than 25 years’ experience with a distinguished track record of leading complex manufacturing and supply chain organizations across the chemical industry. His senior roles at multinational companies include tenure as vice president, manufacturing and engineering at Sadara Chemical Company, a joint venture between Saudi Aramco and Dow Chemical.

Known for his strategic vision, disciplined execution, and ability to build high-performing, multicultural teams, Muil’s expertise spans environmental health and safety, process safety, ESG, Lean Six Sigma, and capital project execution. He is a trusted advisor to executive leadership and boards, with deep experience in regulatory compliance, union negotiations, and stakeholder engagement. Muil holds a reputation for delivering sustainable growth and operational transformation in both mature and emerging markets.

Muil will oversee Ashland’s global network of production facilities and tolling partners to drive operational excellence, safety, and innovation across the Americas, Europe, and Asia Pacific. He holds a Master of Business Administration (MBA), from the University of Stellenbosch, Cape Town South Africa, and a Bachelor of Science (BSc), in Chemical Engineering from the University of Natal, Durban South Africa.

“I want to thank Karl for his significant contributions and many years of service to Ashland, and congratulate Wayne on his new role,” said Guillermo Novo, chair and chief executive officer, Ashland. “I am confident that together, Karl and Wayne will ensure a smooth and seamless transition, to continue building an exciting future for Ashland.”

About Ashland

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environmental, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, personal care and pharmaceutical. Approximately 2,960 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
William Whitaker	Carolmarie C. Brown
+1 (614) 790-2095	+1 (302) 995-3158
wcwhitaker@ashland.com	ccbrown@ashland.com